Exhibit 8.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

November 1, 2023

Board of Trustees

LXP Industrial Trust

One Penn Plaza

Suite 4015

New York, NY 10119

Re:	REIT Qualification Opinion

Ladies and Gentlemen:

We have acted as tax counsel to LXP Industrial Trust, a Maryland real estate investment trust (the “Company”), in connection with the registration of the issuance of shares of beneficial interest (the “Shares”) classified as common stock, $0.0001 par value per share (the “Common Shares”), of the Company in connection with the merger (the “Merger”) of Lepercq Corporate Income Fund L.P., a Delaware limited partnership (“LCIF”), with and into the Company, pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of October 24, 2023 (the “Merger Agreement”), by and between the Company and LCIF. The Shares are covered by the Registration Statement on Form S-4, and all amendments thereto (the “Registration Statement”), as filed by the Company with the United States Securities and Exchange Commission under the Securities Act of 1933.

We are providing this opinion letter regarding the qualification of the Company as a real estate investment trust (a “REIT”) pursuant to Section 856 of the United States Internal Revenue Code of 1986, as amended (the “Code”), to be filed as an exhibit to the Registration Statement. Capitalized terms not defined but used herein have the meanings set forth in the Merger Agreement, unless otherwise defined herein.

Bases for Opinion

The opinion set forth in this letter is based on relevant current provisions of the Code, the Treasury Regulations promulgated thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the United States Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable), which may or may not be retroactive in effect and which might result in material modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of

LXP Industrial Trust	November 1, 2023

competent jurisdiction, or of a contrary position taken by the IRS or the United States Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of tax counsel with respect to an issue represents tax counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

In rendering the following opinion, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for the opinion, including, but not limited to (including all exhibits and schedules thereto) which we have, with your consent, relied upon (without any independent investigation or review thereof):

1.	the Merger Agreement;
2.	the Registration Statement;
3.	certain organizational documents of the Company and certain of its subsidiaries (those documents referred to in clauses (1) through (3), the “Reviewed Documents”).

The opinion set forth in this letter is premised on, among other things, the written representations of the Company contained in a certificate to us (including all exhibits and attachments thereto), dated as of the date hereof (the “Company Officer’s Certificate”).

Although we have discussed the Company Officer’s Certificate with the signatory thereto, for purposes of rendering our opinion, we have not made an independent investigation or audit of the facts set forth in the Reviewed Documents and the Company Officer’s Certificate. We consequently have relied upon the representations and statements of the signatory to the Company Officer’s Certificate, and assumed that the information presented in such document or otherwise furnished to us is accurate and complete in all material respects.

In this regard, we have assumed with your consent the following:

1.	that (A) all of the representations and statements as to factual matters set forth in the Reviewed Documents and the Company Officer’s Certificate are true, correct, and complete as of the date hereof, (B) any representation or statement in the Reviewed Documents and the Company Officer’s Certificate made as a belief or made “to the knowledge of” or similarly qualified is true, correct and complete in all material respects as of the date hereof, without such qualification, (C) any representation or statement in the Reviewed Documents and the Company Officer’s Certificate as to the Company’s intent is assumed to be carried out in accordance with such intent, (D) each agreement described in the Reviewed Documents is valid and binding in accordance with its terms, (E) each of the obligations of the parties to the Reviewed Documents, and their subsidiaries, as described in the Reviewed Documents, has been or will be performed or satisfied in accordance with its terms (and no covenants or conditions described therein and affecting this opinion letter have been or will be waived or modified), and (F) there are no agreements, arrangements, or understandings among the parties that supplement or are inconsistent with the Reviewed Documents;

2.	the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made;

LXP Industrial Trust	November 1, 2023
3.	that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us; and

4.	that from and after the Closing Date, the Company, will comply with its representation contained in the Company Officer’s Certificate that the Company will utilize all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code, and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to the Company under the Code in order to correct any violations of the applicable REIT qualification requirements by Company to the full extent the remedies under such provisions are available (the “Savings Provisions”).

Any material variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied (including, in particular, the Reviewed Documents and the Company Officer’s Certificate) may adversely affect the conclusions stated herein. In addition, we note that Company may engage in transactions in connection with which we have not provided tax advice and have not reviewed, and of which we may be unaware.

Opinion

Based upon and subject to the assumptions and qualifications set forth herein, including, without limitation, the discussion below, we are of the opinion that the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code for the taxable year ended December 31, 2019, through and including the taxable year ended December 31, 2022, and the Company's current organization and current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for its current and future taxable years.

Qualification and taxation as a REIT under the Code depends upon the ability of the Company to meet on an ongoing basis (through actual quarterly and annual operating results, distribution levels, diversity of share ownership and otherwise) the various qualification tests imposed under the Code, and upon the Company utilizing any and all appropriate Savings Provisions. Our opinion does not foreclose the possibility that the Company may have to utilize one or more of the Savings Provisions in order to maintain its REIT qualification, which could require the Company to pay an excise or penalty tax (which could be significant in amount). We have not undertaken to review the Company’s compliance with the REIT requirements on a continuing basis and we cannot give any assurance that the Company’s income, assets, distributions, and diversity of share ownership will satisfy the requirements for qualification and taxation as a REIT for any given taxable year.

This opinion letter addresses only the specific U.S. federal income tax matters set forth above and does not address any other U.S. federal, state, local or foreign legal or tax issues.

This opinion letter has been prepared for your use in connection with the filing of the Form S-4 and speaks as of the date hereof. This opinion letter may not be relied on, reproduced, or filed for any other purpose without the prior written consent of this firm.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference to Hogan Lovells US LLP under the caption “Legal Matters” in the Registration Statement. In giving this consent, however, we do not admit thereby that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

LXP Industrial Trust	November 1, 2023

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP